Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
Weak Economy Impacts Imation’s Q4 Results
Company Revises Previous Outlook
OAKDALE, Minn—January 5, 2009—Imation Corp. (NYSE:IMN) today announced that the Company will not achieve its previous revenue or earnings outlook issued for the fourth quarter ending December 31st. Continued global economic and industry softness has resulted in a significant sales shortfall from internal projections across both commercial and consumer product lines.
“Global economic conditions have impacted our business more than we expected. In addition, the industry softness we have been seeing throughout the year has continued to negatively impact our results,” said Imation President and CEO Frank Russomanno.
While results are not finalized, the Company is likely to report revenue in the range of $530 million to $540 million for the fourth quarter. Driven by these revenue levels and margin pressures, the Company clearly will not meet its prior earnings outlook and could report a fourth quarter operating loss of up to $7 million before restructuring and other charges. In addition, the Company is currently finalizing its impairment testing on intangible assets including goodwill and it is likely that substantial impairments will be identified and recorded in the fourth quarter of 2008. Final results are scheduled to be released on January 22nd. (See details below.)
On October 21, 2008, Imation issued an outlook for the fourth quarter for revenue between $560 million and $580 million, operating income between $7 million and $14 million, and earnings per share between $0.11 and $0.23, prior to any restructuring charges.
“We are continuing the cost reduction actions announced last quarter as we accelerate our transformation of the Company’s business model. We remain focused on implementing our strategy of creating a brand and product management company in both commercial and consumer markets across data storage media, audio/video consumer electronics products, and accessories,” Russomanno concluded.
Imation Corp. is scheduled to release the Company’s fourth quarter 2008 financial results on Thursday, January 22, 2009 at 6:00 AM Central Standard Time (CST). A teleconference for the financial community and a live webcast are scheduled to begin at 9:00 AM CST.
The live webcast of the teleconference will be available on the Internet at www.imation.com or www.streetevents.com. A replay of this webcast will be available at either of these websites through Thursday, January 29, 2009. A taped replay of the teleconference will be available beginning at 1:00 PM CST, January 22, 2009 until 5:00 PM CST January 29, 2009 by dialing 866-837-8032 (access # 54448).
All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp.
Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at http://www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to successfully defend our intellectual property rights; the possibility that our goodwill or other assets may become impaired; the rate of decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our recent acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.
Imation, the Imation logo, Memorex, the Memorex logo, “Is it live or is it Memorex?” and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.